Exhibit 99.1

           PPT VISION, Inc. Reports Second Quarter Financial Results


                     -- Revenues grow 18% over prior year
                     -- Company achieves breakeven EBITDA


    MINNEAPOLIS, May 20 /PRNewswire-FirstCall/ -- PPT VISION, Inc.
(Nasdaq: PPTV) today announced financial results for its fiscal second quarter ending April 30, 2004. Revenues for the second quarter were $2.6 million, an 18% improvement over revenues of $2.2 million for the same period in fiscal 2003. The Company's net loss was $220,000 or $0.02 per share compared to a net loss of $1.8 million or $0.18 per share for the same period in fiscal 2003. The net loss for the second quarter of fiscal 2003 includes approximately $700,000 of unusual charges related to the restructuring plans implemented in that quarter.

    For the six-month period, net revenues increased 16% to $5.1 million,
compared with $4.4 million for the previous year.   The Company reported a net
loss of $569,000 compared to a net loss of $3.0 million during the first six months of the previous year. Net loss per share for the six-month period was $0.05 versus a net loss per share of $0.29 in the prior year.

    "We are pleased to see our revenue levels continue to improve, and the improving economic environment should enable us to continue this trend," stated Mr. Joe Christenson, President of PPT VISION, Inc. "As a result of our revenue growth, strong gross margins and our lower operating cost structure, we were able to breakeven this quarter when measured by our EBITDA (earnings before interest, taxes, depreciation and amortization). This is an important milestone for PPT, but it is only one step in our drive toward long-term growth and profitability," concluded Mr. Christenson.


    PPT VISION Broadens Product Offerings

    In May, PPT introduced an important new product, the IMPACT(TM) T10 Intelligent Camera. The IMPACT T10 is designed to use PPT VISION's robust Inspection Builder(TM) software and as a result it is the first intelligent camera that provides customers with all the features of a full-scale vision system. With the introduction of the IMPACT T10, PPT has established two IMPACT(TM) machine vision product lines: the existing, higher performance C-series, where the processor is separate from the camera, and the lower-priced, fully self-contained T-series intelligent camera.

    "We are increasingly excited about the positive response to our IMPACT products," stated Mr. Christenson. "Since introducing the IMPACT C-series product in September of 2002, we have successfully installed hundreds of systems in leading manufacturing facilities around the world. By adding the IMPACT T-series product line, we can now successfully address both high-end and low-end vision applications, thus meeting a broader range of our customers' machine vision requirements. In addition, since we have specifically designed both the C-series and T-series to run PPT's powerful Inspection Builder software, our global network of value added resellers and end-user customers will be able to significantly leverage their investment in training as they utilize any of the IMPACT family of products. We expect that the trends we are seeing in the levels of customer acceptance will accelerate as our global network of system integration partners gains more experience with our products, as we continue to expand IMPACT's capabilities and as capital spending in the manufacturing sector continues to improve," concluded Mr. Christenson.


    About PPT VISION

    PPT VISION, Inc. develops and markets 2D and 3D machine vision-based automated inspection systems for manufacturing applications. Machine vision-based systems enable manufacturers to realize significant economic paybacks by increasing the quality of manufactured parts and improving the productivity of manufacturing processes. The Company's 2D and 3D machine vision product lines are sold on a global basis to original equipment manufacturers (OEMs), system integrators, machine builders, and end-users, primarily in the electronic and semiconductor component, automotive, medical device, and packaged goods industries. The Company's SpeedScan 3D(TM) sensor product incorporates PPT VISION's patented high-speed Scanning Moire Interferometry(TM) technology.
The Company's Common Stock trades on the Nasdaq Small Cap Market tier of The Nasdaq Stock Market under the symbol PPTV. For more information, please see the PPT VISION, Inc. web site at www.pptvision.com .


    Conference Call

    The Company has scheduled a conference call for 10:00 a.m. CDT on Thursday, May 20, 2004. In the conference call, the Company will discuss the results for the recent quarter and expectations with respect to future performance. The dial-in number to participate in the call is: 877-407-8031. It will also be broadcast live over the Internet by World Investor Link's Vcall. To listen live, go to www.vcall.com .

    A digitized replay of the second quarter conference call will be available between the afternoon of May 20, 2004 and 11:59 p.m. (Eastern) on May 27, 2004. To access the replay please use the following numbers: U.S. = 877-660-6853 or International = 201-612-7415. The replay passcodes are:
Account #1628 and Conference ID #105441. The full conference call will also be available for replay at www.vcall.com .


    Forward Looking Statements

    The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's expectations, beliefs, intentions and strategies regarding the future. Forward-looking statements include, without limitation, statements regarding the extent and timing of future revenues and expenses and customer demand. All forward-looking statements included in this document are based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

    The Company's actual results are subject to risks and uncertainties and could differ materially from those discussed in the forward-looking statements. These statements are based upon the Company's expectations regarding a number of factors, including the Company's ability to obtain additional working capital if necessary to support its operations, the success of the Company's new IMPACT machine vision micro-system, changes in worldwide general economic conditions, cyclicality of capital spending by customers, the Company's ability to keep pace with technological developments and evolving industry standards, worldwide competition, and the Company's ability to protect its existing intellectual property from challenges from fourth parties. A detailed description of the factors that could cause future results to materially differ from the Company's recent results or those projected in the forward-looking statements are contained in the section entitled "Description of Business" under the caption "Important Factors Regarding Forward-Looking Statements" contained in its filing with the Securities and Exchange Commission on Form 10-KSB for the year ended
October 31, 2003 and other reports filed with the Securities and Exchange Commission.



    PPT VISION, Inc.
    Condensed Statements of Operations
    (In thousands, except share and per share data)
    (Unaudited)

                              Three Months Ended         Six Months Ended
                                  April 30,                 April 30,
                              2004         2003         2004         2003
    Revenues:
      Product revenue      $ 2,222      $ 1,956      $ 4,244      $ 3,645
      Service revenue          398          281          807          716
    Total revenue            2,620        2,237        5,051        4,361

    Cost of sales            1,080        1,281        2,200        2,229

    Gross profit             1,540          956        2,851        2,132

    Operating expenses:
      Sales and marketing      707          803        1,340        1,666
      General and
       administrative          380          525          742          948
      MSD closure costs         --          362           --          362
      Research and
       development             674        1,052        1,342        2,135
    Total operating
     expenses                1,761        2,742        3,424        5,111

    Loss from operations      (221)      (1,786)        (573)      (2,979)
      Interest and other
       income                   (2)          16            4           22
    Net loss                 $(223)    $ (1,770)       $(569)     $(2,957)

    Basic and diluted
     loss per share        $ (0.02)      $(0.18)     $ (0.05)      $(0.29)

    Shares used to
     compute basic and
     diluted loss per
     share              11,804,000   10,068,000   11,804,000   10,068,000



    PPT VISION, Inc.
    Condensed Balance Sheets
    (In thousands)

                                                    April 30,    October 31,
                                                        2004           2003
                                                  (Unaudited)
                              ASSETS
    Current assets
      Cash and cash equivalents                       $2,058         $2,086
      Accounts receivable, net                         2,105          2,118
      Inventories                                      1,211          1,021
      Other current assets                               260            319
        Total current assets                           5,634          5,544
    Fixed assets, net                                    515            708
    Intangible assets, net                             2,021          2,194
        Total assets                                  $8,170         $8,446

              LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities
      Accounts payable and accrued expenses           $1,484         $1,201
      Deferred revenue                                   575            565
        Total current liabilities                      2,059          1,766
        Total shareholders' equity                     6,111          6,680
        Total liabilities and shareholders' equity    $8,170         $8,446




SOURCE  PPT VISION, Inc.
    -0-                             05/20/2004
    /CONTACT: Timothy C. Clayton, Chief Financial Officer of PPT VISION, Inc., +1-952-996-9500, Facsimile +1-952-996-9501, ir@pptvision.com /
    /Web site:  http://www.pptvision.com /
    (PPTV)

CO:  PPT VISION, Inc.
ST:  Minnesota
IN:  CPR
SU:  ERN CCA